Exhibit 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

SHIRE ANNOUNCES HOLDING OF 81% IN JERINI AG AND PUBLICATION OF OFFER DOCUMENT

Basingstoke, UK and Cambridge MA, US – August 13, 2008 – Shire Limited (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, today announced that since July 3, 2008 it has acquired 81% of the shares in Jerini AG through its wholly owned indirect subsidiary Shire Deutschland Investments GmbH (formerly Maia Elfte Vermögensverwaltungs-GmbH), which today also published an Offer Document in respect of the remaining outstanding shares in Jerini.

The intention to make the voluntary takeover offer for a cash consideration of €6.25 per share was announced on July 3, 2008.

The offer period will expire on 10 September 2008, 24.00 CEST and the offer can be accepted until the last day of any additional acceptance period.

A copy of the Offer Document is published on Shire’s website at www.shire.com.  Details of market purchases after the publication of the Offer Document will also appear on Shire’s website.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Jessica Cotrone (North America)	+1 617 613 4640

Important Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares in Jerini AG, nor an offer to purchase or sell any other securities. The terms and conditions of the Offer are being published in the offer document as approved by BaFin. Investors and holders of shares in Jerini AG are strongly advised to read the relevant documents regarding the takeover offer published by Shire Deutschland Investments GmbH, in particular the offer document, because they contain important information. Investors and holders of shares in Jerini AG may review these documents at the web site http://www.shire.com.

Notice to US holders of Jerini shares

In accordance with normal German market practice, and pursuant to exemptive relief granted by the SEC, the Bidder or its nominees or brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, Jerini Shares outside the United States, other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance.  These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices.  As far as such purchases are agreed upon or already completed, they are reflected in the Offer Document; as far as such purchases will be undertaken or completed after the publication of the Offer Document, details of such purchases will be published pursuant to German

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

WpÜG requirements in the German Electronic Federal Gazette and at http://www.shire.com.  Such publications of purchases undertaken or completed after the publication of the Offer Document will be made without undue delay, that is, in principle, within 48 hours after the transfer of shares has been effected or an agreement regarding the transfer of shares has been entered into.

Notes to editors

SHIRE LIMITED

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization including, but not limited to, the establishment in the market of VYVANSE™ (lisdexamfetamine dimesylate) (Attention Deficit and Hyperactivity Disorder (“ADHD”)); the impact of competitive products, including, but not limited to, the impact of those on the Company’s ADHD franchise; patents, including but not limited to, legal challenges relating to the Company’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval date of INTUNIV™ (guanfacine extended release) (ADHD); the Company’s ability to secure new products for commercialization and/or development; the Company’s proposed offer for Jerini AG, including but not limited to, the Company’s ability to successfully complete the offer and integrate Jerini AG, as well as realize the anticipated benefits of the acquisition; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX